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Exhibit 10.9

PARTNER AGREEMENT

This partner agreement (hereafter called AGREEMENT) made this 20th day of December 1999 is entered into by and between Sonitrol Corp., a corporation chartered under the laws of the State of Virginia with principal place of business located at 211 N. Union St., Suite 350 Alexandria, VA 22314 (hereafter called Sonitrol) and AXCESS Inc. (hereinafter called AXCESS) with principal place of business located at 3208 Commander, TX 75006.

WITNESSED:

WHEREAS, AXCESS is engaged in the manufacture and sale of the PRODUCT as hereinafter defined; and WHEREAS, SONITROL desires to purchase the PRODUCT from AXCESS in order to enhance its product line and to resell said PRODUCT as a Original Equipment Manufacturer (OEM) under SONITROL' Trade name; and WHEREAS, AXCESS and SONITROL wish to avail themselves of each other's technical expertise and sales and marketing capabilities in order to increase the sales and distribution of the PRODUCT; and WHEREAS, AXCESS desires to sell to SONITROL for ultimate resale of the PRODUCT; NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties agree as follows:

Article 1—Definitions

1.01
PRODUCT:
Shall mean AXCESS' products as described in Appendix 1 of this AGREEMENT and any derivatives thereof.

Article 2—Distributorship

2.01
AXCESS hereby grants to SONITROL the non-exclusive right to sell and distribute the PRODUCT worldwide.
2.02
SONITROL and AXCESS understand and agree that this AGREEMENT does not constitute or authorize either party to act as the agent or legal representative of the other party for any purpose whatsoever. This AGREEMENT is an agreement of distributorship and not of agency. Neither party has granted to the other party any right of authority to assume or to create any obligation or responsibility, express or implied, on behalf of the other party or in the name of the other party, or to bind the other party in any manner whatsoever.
2.02
SONITROL agrees to publicize the PRODUCT including, without limitation, publication or advertisements, pamphlets and/or other literature. AXCESS will furnish original design/master copies of all standard pamphlets and other marketing materials to SONITROL free of charge.
2.03
The prices SONITROL will pay to AXCESS contained in appendix 1 represent the current standard design as generally marketed by AXCESS. SONITROL agrees to pay a negotiated price differential and NRE for any special designs or component substitutions they may request. Any such negotiated price differential shall be incorporated in appendix 2 by amendment to this AGREEMENT. Negotiated NRE charges shall be authorized by a SONITROL purchase order referencing this AGREEMENT and negotiated amounts. (NRE excludes changes to increase portfolio of connectivity and/or enhancements to the general product as well as printing of screen shots directly, pre-alarm tracking and event log.)
2.04
If desired by SONITROL, AXCESS will create a version of the RXWIN in which the AXCESS icons and logos are replaced with SONITROL logos for a one time charge of $        . The software will retain the AXCESS copyright embedded in the code. Any such version of RXWIN shall be authorized by an SONITROL purchase order referencing this AGREEMENT.

Article 3—SONITROL' Duty to Market the Product

3.01
SONITROL shall, at all times, use its best efforts to promote, maintain, and market the Product, which obligations shall include, but not be limited to:

a.
SONITROL shall maintain adequate and secure offices and places of business for storage, display, and sale of the PRODUCT.
b.
SONITROL shall maintain adequate and properly-trained sales and technical support staff qualified to sell, market, install and service the PRODUCT and to provide technical advise and support to end users.

3.02
SONITROL acknowledges that one of its primary obligations under this AGREEMENT is to develop and expand the market for the PRODUCT and shall direct its promotional and marketing efforts to that end. Failure to actively market the PRODUCT in the TERRITORY may result in termination of the agreement.

3.03
In addition Sonitrol will:
a.
Make Axcess Inc. products available to the entire Sonitrol network
b.
Purchase the Prism Video SDK (Cost $        ) in order to make VSLE (Prism video compression) the exclusive video codec in the Sonitrol Sonnt central monitoring software platform
c.
Pay Axcess Inc. a one time per seat license fee based upon each user of the Prism features within the Sonitrol Sonnt central monitoring software platform (see 13.02a)
d.
Appoint a Prism Video corporate "ombudsman" to aggressively manage project activities between the two companies.
e.
Create and distribute Sonitrol collateral material highlighting Axcess Inc's capabilities as a module available as part of Sonitrol's central station software system and how the Sonitrol organization can use and acquire it.
f.
Develop training program for Sonitrol network that gets the message out promptly and leaves the Dealer/office prepared to sell and to support new business. (Note: plan on a mix of; regional sessions with attendance from dealers/offices in a defined region, local sessions if a branch or Dealer has active prospects that require Axcess Inc. regional sales, or a combination of both.
g.
Develop operations guide for central station managers to use when installing and using Prism Video technology. Axcess agrees to support the development effort as requested by Sonitrol.
h.
Create an Axcess Inc. Prism Video sales incentive component to the Sonitrol sales incentive plan.
i.
Develop and support regional and national demo sites that can be used by the Sonitrol network for end-user.
j.
Offer special demo kits to all Sonitrol offices to facilitate professional and consistent representation of the products and it's application.
k.
Provide Axcess Inc. presence at all Sonitrol national conferences to which vendors are invited in order to present product updates, announcements, etc.
l.
Provide Axcess Inc. with a corporate directory of Sonitrol dealers and primary contact points in order to deliver manuals and to aid communications with entire network.

Article 4—Delivery

4.01
During the term of this AGREEMENT, any purchase of the PRODUCT by SONITROL from AXCESS shall be in accordance with the terms and conditions as defined in this AGREEMENT. All purchases by SONITROL shall be contained on a SONITROL purchase order form. Unless otherwise agreed AXCESS shall sell the products to SONITROL and shall be FAC AXCESS' shipping point. All expenses relating to the movement of the product beyond the shipping point shall be the responsibility of SONITROL including all freight charges, local, state and federal excise taxes, and the risk of loss from the shipping point.

4.02
Title shall pass to SONITROL in accordance with Article 4.

Article 5—Payment

5.01
Payment terms are     days from date of AXCESS' invoice.
5.02
Payment shall be made from SONITROL to AXCESS in U.S. dollars.

Article 6—Price

6.01
The price list for the PRODUCTS is enclosed in Appendix 1. AXCESS holds the right to change price list and included items providing it gives Sonitrol      days notice. Pricing for SDK (and related seat licensing for central station) is noted in 13.02a, and for private label in 2.05.

Article 7—Resale

7.01
SONITROL may resell the PRODUCT for its own account at any time during the term of this AGREEMENT, at any price, and on such terms and conditions as SONITROL, in its sole discretion, may determine to be proper but, in the normal course of business, SONITROL shall refrain from selling the PRODUCT at pricing less than defined in Article 6 of this AGREEMENT.

Article 8—Secrecy

8.01
Performance under this AGREEMENT may require the disclosure to one or another of proprietary information.

8.02
Each party acknowledges that certain manufacturing processes, devices, techniques, plans, methods, drawings, blueprints, reproductions, calculations, computer programs, algorithms, technical know-how, financial, sales and marketing data to be disclosed hereunder (hereinafter referred to as "Information") were developed by the other party at great expense and over lengthy periods of time, are secret and confidential, are unique and constitute the exclusive property and trade secrets of the other party and that use by either party of the Information of the other party for any purpose other than performance under this AGREEMENT is not permitted, would be wrongful and would cause irreparable injury to the other party.

8.03
In consideration for receiving such Information, the recipient party agrees to use the Information only for the purpose of this AGREEMENT, to disclose the Information only to its employees, representatives or agents who have a need-to-know for that purpose and who are bound to confidentiality, and to maintain the Information in confidence using the same degree of care to avoid disclosure thereof as that party employs with respect to its own Information of like importance, but in no case less than reasonable care.

8.04
This AGREEMENT shall pose no obligation upon either party with respect to any portion of the received Information which:

(i)
is possessed by the recipient party at the time of the disclosure as evidenced by written or other tangible records,
(ii)
is independently developed by the recipient party, provided that the person or persons developing same have not had access to the Information furnished hereunder,
(iii)
is hereafter rightfully furnished to the recipient party by a third party without restriction on disclosure,
(iv)
is now, or which hereafter, through no act or failure to act on the recipient party's part becomes generally known or available,

  (v)
  is disclosed in writing and not conspicuously marked "PROPRIETARY" or "CONFIDENTIAL" or some similar notation at the time of disclosure,
  (vi)
  is disclosed orally and not identified to the recipient party in writing as "PROPRIETARY" within thirty (30) calendar days following the oral disclosure,
  (vii)
  is released from confidentiality in writing by submitting party, or
  (viii)
  was properly exchanged and five (5) years from the date of disclosure have subsequently elapsed.

8.05.
The recipient party agrees to promptly return or certify destruction of all copies of any disclosed Information and of any additional documents in any media containing any of the disclosed Information, upon termination of this AGREEMENT or upon written request of the other party; except, one copy may be retained solely for record purposes.

Article 9—Term of AGREEMENT

9.01
This AGREEMENT shall remain and continue in effect for three (3) years from the date first written and shall be automatically renewed each year thereafter for an additional period of one year unless terminated as provided for in Article 10 of this agreement.

Article 10—Termination of AGREEMENT

10.01
Either party may terminate this AGREEMENT for any or no reason by giving a written notice of termination to the other party effective ninety (90) days from date of notice.

10.02
Either party may terminate this AGREEMENT by giving a written notice of termination to the other party which shall be effective upon receipt if:

a.
The other party becomes insolvent, or any voluntary or involuntary petition in bankruptcy, or any similar relief is filed by, or against the other party; or

b.
The other party defaults in payment of sums due under this AGREEMENT or otherwise defaults in any of the provisions of this AGREEMENT and does not make the payment and/or does not remedy the default within thirty (30) days after written notice is given requesting said party to make the payment or to remedy the default.

Article 11—Effect of Termination

11.01
Termination of this AGREEMENT under Article 9 or Article 10 for any other reason shall have the following effect:

a.
Termination of this AGREEMENT howsoever caused shall not affect any obligations of either party to the other, rights, or liabilities accrued under this AGREEMENT prior to the date of termination.
b.
No severance or termination compensation damages or other damages of the nature of goodwill or otherwise shall be payable by either party to the other.
c.
Each party shall dispose of any proprietary information of the other party in accordance with article 8.05 of this AGREEMENT.

d.
SONITROL shall be entitled following termination hereof to sell, distribute, or dispose of any PRODUCTS in its inventory or AXCESS products that are available for re-sale from third party vendors and SONITROL will be allowed to continue to use the software integrated into the Sonnt central station, the AXCESS SDK, video codec and other AXCESS receiving software.

Article 12—AXCESS' Warranty

12.01
AXCESS agrees that the PRODUCT sold to SONITROL under the terms of this AGREEMENT shall be free from defects in material and workmanship at the time the PRODUCT is delivered to SONITROL, and for a period of 12 or 24 months thereafter as defined in appendix 3. Within the warranty period, AXCESS shall, at its own expense, repair or replace the defective PRODUCT. The repaired or replaced PRODUCT shall have the same warranty period as the original provided PRODUCT. AXCESS will carry out warranty work at its facility and SONITROL shall pay for transportation of the PRODUCT to AXCESS and for return transportation of the PRODUCT if no problem is found by the AXCESS repair facility. AXCESS will pay for return transportation of any products found to be in need of repair during the warranty period.

Article 13—Intellectual Property Rights

13.01
SONITROL and AXCESS expressly acknowledge that all of the other party's Trademarks are the exclusive property of the other party, and that each party has and shall have no right title or interest in the other party's Trademarks or any goodwill related thereto during or after the term of this AGREEMENT.

13.02
AXCESS licenses to Sonitrol (for integration with it's central station monitoring platform) it's proprietary video codec and the use of the software developers kit (SDK), including derivatives, updates, modifications, and related documentation (hereafter "AXCESS SOFTWARE") to SONITROL as follows:

a.
Grant of License. AXCESS grants to SONITROL a non-exclusive, non-transferable license to use the AXCESS SOFTWARE for testing, demonstration, advertising, or any other use to the extent that such use is for the purpose of implementing this AGREEMENT. AXCESS also grants to SONITROL a license to distribute and sublicense AXCESS SOFTWARE in conjunction with the resale of PRODUCTS to SONITROL customers. Title to AXCESS SOFTWARE is not transferred by this license; ownership and title to the AXCESS SOFTWARE is retained by AXCESS. Consideration is defined as $        for SDK, plus $      per copy of the finished product sold and or used in a Sonitrol central station or by a Sonitrol customer.
b.
Copyright. AXCESS SOFTWARE is owned by AXCESS and is protected by United States copyright laws and international treaty provisions. SONITROL may make copies of AXCESS SOFTWARE for its internal use and for providing product support to its customers. SONITROL may also copy AXCESS SOFTWARE for sale and distribution to its customers providing that SONITROL pays to AXCESS the license fee equivalent to the master distributor price of the RXWIN software package. Derivation or attempted derivation of the source code or structure of all or any portion of the Software by reverse engineering, decompiling, disassembly, or any other means and/or creating derivative works based on the Software are prohibited. Software code and related documentation are confidential to AXCESS and are subject to the provisions of Article 8 of this AGREEMENT.

Article 14—Obligations of AXCESS

14.01
Upon request AXCESS shall provide SONITROL with information and details concerning advertising and promotion used by AXCESS with respect to the PRODUCT.

14.02
Upon request AXCESS shall provide SONITROL with all written information regarding the PRODUCT (brochures, system descriptions, installation descriptions, handbooks, etc.) on electronic media if available. Likewise drawings and pictures should be provided on electronic media, if available.

14.03
AXCESS shall provide repair services for out-of-warranty PRODUCT repairs at its standard prevailing rates for repair services or $    per hour whichever is less.

14.04
AXCESS will provide a two (2) day product training course to be scheduled within six (6) months of signing this agreement at AXCESS' facility in Carrollton, Texas for up to ten (10) persons without cost to SONITROL. SONITROL will pay all expenses incurred by SONITROL personnel for travel and living cost. The course will include applications engineering, operation, installation, maintenance and diagnostic procedures of the Products. If such additional training course is held at a SONITROL facility, SONITROL will reimburse AXCESS for actual reasonable travel and living expenses incurred by the AXCESS instructors in addition to the standard course fee of $1,000.00 per day.

14.05
All technical advice, recommendations, and information provided by AXCESS are intended for use only by persons having the requisite skill. AXCESS will accept no liability whatsoever for the level of expertise attained by SONITROL' staff.
14.06
In addition, AXCESS agrees to the following

a.
Master Distributor pricing to Sonitrol Corp. for all products listed on the published AXCESS Inc. price list.
b.
Updates via email (to defined contact) when applicable.
c.
A Dealer/distributor resource manual and CD (with applicable video files and presentations) to all Sonitrol dealers and offices
d.
Updates to manual as applicable
e.
Point of contact for sales and marketing
f.
Tech support escalation procedures
g.
Product development and integration
h.
Sales Training and Support: At it's discretion AXCESS Inc. is prepared to provide sales training necessary to ensure success of the product launch and ongoing sales activity. Working with our contact person, we will plan on a mix of; regional sessions with attendance from dealers/offices in a defined region, local sessions if a branch or Dealer has active prospects that require Axcess Inc. regional sales, or a combination of both.
i.
Professional representation to all Sonitrol national events in order to further educate and communicate the Axcess Inc. product line

Article 15—Notices

15.01
Any notice, consent, demand, or other communication concerning rights or obligations under this AGREEMENT given or required, shall be in writing. They will be deemed given when: (a) delivered personally; (b) sent by confirmed telex or facsimile; (c) sent by commercial overnight courier with written verification of receipt; or (d) sent by registered or certified mail, return receipt requested, postage prepaid.

a.	If to SONITROL, mail to:	, VP Logistics Sonitrol Corporation 211 N. Union Street, Suite 350 Alexandria, VA 22314
	If to AXCESS, Inc., mail to:	, Director of Products AXCESS, Inc. 3208 Commander Drive Carrollton, TX 75006

Article 16—Applicable Law

16.01
This AGREEMENT shall be governed and construed in accordance with the Laws of the State of Virginia.

Article 17—Force Majeur

17.01
Neither party will be liable for any failure or delay in performance under this AGREEMENT, which might be due, in whole or in part, directly or indirectly, to any contingency, delay, failure, or cause of, any nature beyond the reasonable control of such party (Force Majeure), including, without in any way limiting the generality of the foregoing, fire explosion, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, strike, lockout, unavailability of components, activities of a combination of workmen or other labor difficulties, war, insurrection, riot, act of God or the public enemy, law, act, order, export control regulation, proclamation, decree, regulation, ordinance, or instructions of Government or other public authorities, or judgment of decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement). In the event of the happening of such a cause, the party whose performance is so affected will give prompt, written notice to the other party, stating the period of time the same is expected to continue. If AXCESS' production is curtailed for any of the reasons set forth in this section, AXCESS may allocate its production among its customers in a manner AXCESS deems, in its sole discretion, to be fair and reasonable.

17.02
In the event of the continuance of Force Majeur as defined above for a period in excess of 6 months, the parties shall meet to review the situation and jointly decide on a course of action. If the parties are unable to decide within 28 days of the end of such period, either party may serve notice terminating the AGREEMENT whereupon the AGREEMENT shall be terminated, and a settlement agreement shall be concluded by the parties setting out the amounts due to AXCESS or SONITROL.

Article 18—Miscellaneous

18.01
If, for any reason whatsoever, any Paragraph of this AGREEMENT is found to be invalid, such findings shall not invalidate any other provision of this AGREEMENT.

18.02
Each of the parties hereto shall take such other action and shall execute and deliver to the other party hereto such other instruments as may be reasonably required in connection with the consummation of the transactions covered hereby.

18.03
Neither this AGREEMENT nor any interest herein may be assigned, in whole or in part, by either party hereto without the prior written consent of the other party hereto, except that without securing such prior consent, either party hereto shall have the right to assign this AGREEMENT to any successor or to such party by way of merger or consolidation or the acquisition of substantially all of the entire business and assets of such party relating to the subject matter of this AGREEMENT, provided that such successor shall expressly assume all of the obligations and liabilities of such party under this AGREEMENT, and provided further, that such party shall remain liable and responsible to the other party hereto for the performance and observance of all such obligations

18.04
With the exception of injunctive relief sought by either party, any dispute or claim arising out of or relating to this Agreement, or the breach thereof, that cannot be resolved between AXCESS and SONITROL shall be settled by binding arbitration. The prevailing party shall be entitled to reasonable costs and attorney fees. Judgment upon any award may be entered in any court having jurisdiction thereof.

18.05
PRODUCT LIABILITY; MUTUAL INDEMNIFICATION. In the event SONITROL receives a claim that a PRODUCT or any component thereof has caused personal injury or damage to property of others, SONITROL shall immediately notify AXCESS in writing of all such claims. AXCESS shall be authorized the sole power to defend or settle such claims and shall indemnify and hold SONITROL harmless for any costs or damages as a result of the defective PRODUCT or the negligence of AXCESS, its agents, or its employees.

  SONITROL shall hold harmless and indemnify AXCESS from and against all claims, demands, losses and liability arising out of damage to property or injury to persons occasioned by or in connection with any SONITROL modification to a PRODUCT, use of a PRODUCT with or in combination with SONITROL products, and acts or omissions of SONITROL and its agents and employees.

18.06
INFRINGEMENT CLAIMS, MUTUAL INDEMNIFICATION. AXCESS agrees to indemnify and hold harmless SONITROL, its officers, directors, employees, agents, and customers against any claims, actions or demands alleging that the manufacture or distribution of the PRODUCTS infringe any copyrights, patents, trade secrets, mask works or other proprietary rights of any third parties arising under United States law. To terminate such obligation, AXCESS may, at its option: (1) modify or replace the PRODUCTS with those which are functionally equivalent; (2) obtain a license for the SONITROL to continue the use and distribution of the PRODUCT; or (3) accept the return of the PRODUCTS held by SONITROL or its customers and return the amounts paid by SONITROL for the PRODUCTS. The foregoing states SONITROL' sole and exclusive remedy with respect to claims of infringement of proprietary rights of any kind. This obligation is contingent upon: (1) SONITROL giving prompt written notice to AXCESS of any such claim, action or demand; (2) SONITROL allowing AXCESS to control any defense and related settlement negotiations; and (3) SONITROL providing reasonable assistance, at its expense, in any defense. AXCESS shall have no obligation hereunder for any such claims, actions or demands which result from: (1) SONITROL' or its customers use of the PRODUCTS in a combination which violates the rights of third parties or in a combination with materials or products not supplied by AXCESS; (2) the modification or attempted modification the PRODUCTS other than as authorized by AXCESS or the use or distribution of such modified PRODUCTS; (3) the use of other than the latest version of the Software or Hardware of AXCESS, if such claim would have been avoided by the use of such later release; or (4) the sale or use of PRODUCTS which were designed in accordance with SONITROL' specifications.

  SONITROL agrees to indemnify and hold AXCESS, it officers, directors, employees and agents harmless against any claim, actions or demands alleging that the development, manufacture or distribution of the PRODUCTS infringe on any copyrights, patents, trade secrets, make works or other third party proprietary rights based on: (1) SONITROL' use of the Products in a combination which violates the rights of third parties or in a combination with materials or products not supplied by AXCESS; (2) the modification or attempted modification of the PRODUCT other than as authorized by AXCESS or the use or distribution of such modified Products; (3) the use of other than the latest version of the Software or Hardware of AXCESS, if such claim would have been avoided by the use of such later release; or (4) the use, manufacturing or sale of Products which were designed in accordance with SONITROL' specifications. The obligation is contingent upon: (1) AXCESS giving prompt written notice to SONITROL of any such claim, action or demand; (2) AXCESS allowing SONITROL to control the defense and related settlement negotiations; and (3) AXCESS providing reasonable assistance, at is expense, in the defense

IN WITNESS WHEREOF, each of the parties hereto has caused this AGREEMENT to be duly executed to be effective as of the date first-above written.

For AXCESS, Inc.

/s/ ALLAN GRIEBENOW Allan Griebenow, President & CEO	Date: 12/23/99

For Sonitrol Corporation

/s/ WILLIAM A. MEARES William A. Meares, COO	Date: 12/20/99

APPENDIX #2

1.	Dealer Rollout Special	$
Includes:
Qty.1 RX6000-MTX Qty.1 MM-100 Qty.1 RXWIN
Offer Valid until June 30, 2000.

APPENDIX #3

Product warranty periods:
TX-300/800-XXX units    12 months
TX300/800 DVR units    24 months
MM-100/300 units    24 months
LC-100 (LANcam) units    24 months

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  Exhibit 10.9
PARTNER AGREEMENT